Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT LETTER

The Amended and Restated Employment And Non-Competition Agreement (the “Employment Agreement”), dated as of December 16, 2008, between ExlService Holdings, Inc. (the “Company”) and Vikram Talwar, is hereby amended as follows, effective as of the date set forth below unless provided otherwise herein:

1. Section 2 of the Employment Agreement is hereby amended by adding the following immediately at the end thereof:

“Notwithstanding the foregoing, either party hereto may end the Employment Term on March 31, 2011 by giving advance written notice to the other party at any time prior to October 1, 2010, and any such termination of employment shall be treated as a termination of Executive’s employment pursuant to Section 7(c) hereof and not as a termination without Cause pursuant to Section 7(d) hereof.”

2. The last sentence of Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“The Executive shall be based at the Company’s executive offices in the Republic of India until March 31, 2009. On and after April 1, 2009, the Executive shall not be required to be based in the Republic of India, and shall be expected to spend the majority of his business time in the United States and the United Kingdom.”

3. The second sentence of Section 7(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

“In addition, Executive’s employment shall be terminated at the end of the Employment Term following (x) either party hereto giving the other a notice of its or his desire not to extend the Employment Term or (y) either party hereto giving the other advance written notice at any time prior to October 1, 2010 that the Employment Term shall end on March 31, 2011, in each case in accordance with Section 2 hereof.”

4. The last sentence of Section 7(f) of the Employment Agreement is amended by replacing “the Effective Date” with “September 30, 2006”.

5. Section 12(n) is amended in its entirety to read as follows:

“Withholding; Tax Equalization. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations. Solely with respect to taxes assessed by the Republic of India in respect of tax years ending on or before March 31, 2009, the Company shall provide Executive such additional compensation, if any, as is reasonably necessary after payment by Executive of all taxes and related interest and penalties owed to the Republic of India as a result of Executive working and/or residing in the Republic of India to ensure that Executive’s total compensation, benefits and bonus payments have the same after-tax value as if Executive were employed in and subject to taxation only in the United States. These equalization payments shall include a tax restoration payment that takes into account the impact of the reimbursements. For the avoidance of doubt, the Company’s obligation to provide such equalization payments shall not be affected by whether Executive’s Indian tax liability is fixed and determined at the time a regularly scheduled tax filing, return, report or payment to the Republic of India is due, or whether such liability is determined or assessed at a later time. Executive agrees that if he receives a refund or other credit on his taxes, he shall repay the Company any amount in excess of the amount necessary such that the after-tax amount retained by Executive is equal to the amount he would have retained had he remained employed in the United States.”

6. Schedule 6 to the Employment Agreement is amended by revising clause (i) of Item 3 thereof to read as follows:

“(i) maintain one automobile for use by the Executive and shall pay the costs of an automobile for the Executive in the United States, with lease or loan payments not to exceed $1,200 per month; provided that if such automobile is purchased by the Executive during the Employment Term, the Company shall thereafter pay the Executive during the remainder of the Employment Term an amount each month equal to the monthly amount of such lease or loan payments that were being paid by the Company immediately prior to such purchase by the Executive;”

7. Schedule 6 to the Employment Agreement is amended by adding the following Item 10 to the end thereof:

“10. During Executive’s travel to the United Kingdom in connection with Company business while Executive’s domicile is outside the United Kingdom, Executive shall be provided a $275 per diem billeting allowance for each night Executive does not stay in a hotel.”

8. Continuing Effect of the Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have acknowledged and executed this amendment to the Employment Agreement on June 2, 2010.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Amit Shashank
Name:	Amit Shashank
Title:	Vice President and General Counsel

/s/ Vikram Talwar
Vikram Talwar